EXHIBIT 99.1

Century Aluminum Announces Expansion of Sebree Casthouse
Sebree to Add 90,000 MT of Billet Production and Increase Scrap Reprocessing Capacity
CHICAGO, November 28, 2018 (GLOBE NEWSWIRE) -- Century Aluminum Sebree LLC, a wholly-owned subsidiary of Century Aluminum Company (NASDAQ: CENX), today announced two new expansion programs at its Sebree, Ky smelter that will increase the smelter’s production of both value-added and secondary aluminum. The programs, which are expected to be completed in the first quarter of 2019, will improve the smelter’s product mix by adding approximately 90,000 MT of additional billet production to the Sebree casthouse and increase the smelter’s overall output by adding 20,000 MT of additional secondary (scrap reprocessing) capacity. Sebree is now expected to produce approximately 230,000 MT of aluminum (both primary and secondary) products in 2019, including approximately 175,000 MT of billet.
“These new expansion programs demonstrate our confidence in the future of the U.S. aluminum industry and the continued positive effects of the Trump administration’s Section 232 program,” commented Michael A. Bless, President and Chief Executive Officer. “With the 150,000 MT restart of Century’s Hawesville smelter nearing completion, we are now able to continue to reinvest in our plants to increase value-added production and enter the expanding secondary market. These programs, along with the previously announced technology improvement program at Hawesville, should ensure the continued competitiveness of these plants well into the future.” Mr. Bless continued, “This expansion is also a testament to the hard work of our excellent employees and we are proud to announce that, as a result of the programs, Sebree plans to add nearly 50 new employees.”
Dissemination of Company Information
Century intends to make future announcements regarding Company developments and financial performance through its website, www.centuryaluminum.com.
About Century Aluminum
Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Chicago, IL. Visit www.centuryaluminum.com for more information.
Cautionary Statement
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements about future events and are based on our current expectations. These forward-looking statements may be identified by the words "believe," "expect," "hope," "target," "anticipate," "intend," "plan," "seek," "estimate," "potential," "project," "scheduled," "forecast" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," "might," or "may."
Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Given these uncertainties, investors are cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts
Peter Trpkovski
(Investors and media)
312-696-3112

Source: Century Aluminum Company